Exhibit 99.1
PRESS RELEASE

Frequency Electronics, Inc. Announces the Election of Dr. Stanton Sloane as President and Chief Executive Officer

Mitchel Field, NY, May 1, 2018 – Frequency Electronics, Inc. (NASDAQ-FEIM) today announced the Board of Directors of Frequency Electronics, Inc., has elected Dr. Stanton D Sloane to serve as President and Chief Executive Officer effective May 1, 2018.

Martin Bloch, founder of the company has been elected Executive Chairman of the Board of Directors, also effective May 1, 2018. In addition, Mr. Bloch will continue to serve as Chief Scientist. Jonathan Brolin has been elected Lead Independent Director. Joel Girsky will serve as Director and Chairman of the Audit Committee going forward.

Commenting on these events, Mr. Bloch said, “I am very pleased we have someone of Stan’s exceptional experience and capabilities to serve as CEO of FEI. He has full authority and responsibility to perform all the duties of that job. This will afford me the ability to focus on product development, particularly the new family of atomic clocks for space and terrestrial applications. As well, I can continue working with our key customers on existing and additional opportunities.

Stanton Sloane commented, “I am also very pleased to step into the CEO position and proud to be associated with the outstanding staff here at FEI. Improving operating efficiency and growing the company will be the focus as I transition into my new role. In addition to systems for space, we will target the broader defense electronics market where there are numerous opportunities for us to grow. I am looking forward to being a part of FEI’s future.”

Jonathan Brolin added, “I look forward to working with Stan, Martin and the rest of the Board toward the ongoing success of Frequency Electronics.  The company is at a key inflection point whereby the investments of the past few years are beginning to bear fruit in significant contract wins and strong competitive positioning for meaningful future business.  I want to extend my thanks to Martin for founding the company and, through his 50+ years of hard work, preparing FEI to be able to take advantage of these burgeoning market opportunities.  Martin’s continued involvement will help ensure a smooth transition.  Congratulations to Stan on this much deserved election.  Stan has done great work for the company since he took the Chief Operating Officer role in September, and he is well qualified to lead FEI to success as our new CEO.”

About Frequency Electronics
Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency control and synchronization products for space and terrestrial applications.  Frequency’s products are used in commercial and government satellite payloads and in other government and military programs including; C4ISR, EW systems, missiles, UAVs, aircraft, GPS, secure communications, as well as in energy exploration, wireline and wireless communication networks.  Frequency has received over awards of excellence for achievements in providing high performance electronic assemblies for over 150 space and DOD programs.

The Company invests significant resources in research and development and strategic acquisitions world-wide to expand its capabilities and markets.

Frequency’s Mission Statement: “Our mission is to provide precision time and low phase noise frequency generation systems from 1 Hz to 46 GHz, for space and other challenging environments.”

Subsidiaries and Affiliates: FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Elcom Tech provides sub-systems for the Electronic Warfare (“EW”) markets and added resources for state-of-the-art RF microwave products.  Frequency's Morion affiliate supplies high-quality, cost effective oscillators and components.  Additional information is available on the Company’s website: www.frequencyelectronics.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
The Statements in this press release regarding the future constitute "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, consumer spending trends, reliance on key customers, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, competitive developments, changes in manufacturing and transportation costs, the availability of capital, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact information: Stanton Sloane, President and CEO:
TELEPHONE:          (516) 794-4500             WEBSITE:www.frequencyelectronics.com